Exhibit 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Management, L.C. (incorporated in Florida)

United Property & Casualty Insurance Company (incorporated in Florida)

Skyway Claims Services, LLC d/b/a UPC Claims (incorporated in Florida)

UPC Re (incorporated in the Cayman Islands)

Family Security Holdings, LLC (incorporated in Delaware)

Family Security Insurance Company, Inc. (incorporated in Hawaii)

Interboro Insurance Company (incorporated in New York)

AmCo Holding Company (incorporated in Delaware)

American Coastal Insurance Company, Inc. (incorporated in Florida)

BlueLine Cayman Holdings, LLC (incorporated in the Cayman Islands)

Skyway Reinsurance Services, LLC (incorporated in Florida)

Journey Insurance Company (incorporated in Florida)